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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated February 7, 2001 relating to the consolidated financial statements of PMA Capital Corporation, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated February 7, 2001 relating to the financial statement schedules, which appears in PMA
Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the references to us under the heading "Experts" and "Summary Consolidated Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 7, 2001